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                                                                    EXHIBIT 99.3

                           FORM OF LETTER TO HOLDERS

                         HERBALIFE INTERNATIONAL, INC.
                             1800 CENTURY PARK EAST
                         LOS ANGELES, CALIFORNIA 90067
                                 (310) 410-9600

                                                                   --     , 2002

To the Holders of Herbalife's
11 3/4% Senior Subordinated Notes due 2010:

     Herbalife International, Inc. a Nevada corporation, is offering to exchange its 11 3/4% Series A Senior Subordinated Notes due 2010 ("Series A Notes") for all outstanding 11 3/4% Series B Senior Subordinated Notes due 2010 that have been registered under the Securities Act of 1933 (the "Series B Notes") upon the terms and subject to the conditions set forth in the enclosed prospectus dated
   --   , 2002 (the "Prospectus") and the related letter of transmittal (the
"Letter of Transmittal" and, together with the Prospectus, the "Exchange Offer"). The Exchange Offer is conditioned upon a number of factors set out in the Prospectus under "The Exchange Offer -- Conditions of the Exchange Offer" beginning on page --.

     The Series A Notes were issued on June 27, 2002 in an original aggregate principal amount of $165,000,000, the full principal amount of which remains outstanding. The maximum amount of Series B Notes that will be issued in exchange for Series A Notes is $165,000,000.

     Please read carefully the Prospectus and the other enclosed materials relating to the Exchange Offer. If you require assistance, you should consult your financial, tax or other professional advisors. Holders who wish to participate in the Exchange Offer are asked to respond promptly by completing and returning the enclosed Letter of Transmittal, and all other required documentation, to The Bank of New York, the exchange agent (the "Exchange Agent"), for the Exchange Offer.

     If you have questions regarding the terms of the Exchange Offer, please
direct your questions to   --   .

     Thank you for your time and effort in reviewing this request.

                                         Very truly yours,

                                         HERBALIFE INTERNATIONAL, INC.